Exhibit 10.2

September 18, 2023

Fredric Tomczyk

Via email

RE:	Offer Letter from Cboe Global Markets, Inc.

Dear Fred,

I am very pleased to confirm our offer employment with Cboe Global Markets, Inc. (the “Company”). This offer letter (this “Offer Letter”) details the terms and conditions that govern your employment as Chief Executive Officer of the Company effective September 18, 2023.

Position	Your position will be Chief Executive Officer of the Company. You will continue to serve on the Board of Directors of the Company (the “Board”).
Location	You will work in Chicago, Illinois
Status/ FLSA Classification	This position is a Full time Exempt position
Job Duties	Your primary duties and responsibilities will include those commensurate with the role of Chief Executive Officer. Other duties as applicable will be assigned.
Base Salary	Your annual salary will be at the rate of $1,000,000, less applicable withholdings. You will be paid on a semi-monthly basis on the 15th and last day of each month via direct deposit in accordance with our regular payroll practices. For the 2023 fiscal year, your base salary will be pro-rated based on the number of days worked in fiscal 2023.
Annual Bonus Opportunity	You will be eligible for an annual short-term discretionary incentive (“STI”) payment (bonus). STI award amounts are based upon the financial performance of the Company as well as your individual performance. Your annual STI target is expected to be 165% of your base salary, and pro-rated based on your start date. Additionally, you must be actively employed on the date the bonus awards are paid (typically in February of the year following the bonus plan year and in no event later than March 15 of such year) in order to receive a bonus payout.
Benefits	You will be eligible to participate in and receive benefits under any employee benefit and insurance plans, programs or arrangements available to similarly situated executives of the Company, subject to and consistent with the terms, conditions and overall administration of each such benefit plan, program or arrangement. The Company reserves the right to amend or terminate any employee benefit plan, program or arrangement at any time in its sole discretion, subject to the terms of such plan, program or arrangement and applicable law.
Business Expenses and Reimbursements	You will be reimbursed for all reasonable and necessary business expenses incurred in the course and scope of your employment. You must timely submit requests for expense reimbursements with corresponding receipts in accordance with the Company’s expense reimbursement policies and procedures as in effect from time to time.
Relocation Benefits	You will be entitled to receive certain relocation benefits in accordance with the Company’s relocation program, which will be set forth in a separate relocation repayment agreement entered into with the Company.
Equity Grant

Subject to approval of the Compensation Committee and ratification by the Company’s Board of Directors, the Company will grant you an award of time-based restricted stock units for shares of the Company’s common stock with a grant date value of $7,150,000 (the “RSU Grant”). The RSU Grant will be in lieu of any annual equity incentive award grant for the 2023 and 2024 fiscal years and shall vest in three equal annual installments, subject to (1) your continued employment through at least the first anniversary of the grant date and (2) continued service on the Board of Directors thereafter. The RSU Grant shall be subject to the terms and conditions of the Second Amended and Restated Cboe Global Markets, Inc. (f/k/a CBOE Holdings, Inc.) Long-Term Incentive Plan (as may be amended from time to time) or any similar or successor plan (the “LTIP”) and the applicable award agreement to be agreed upon between you and the Compensation Committee.

Beginning in the 2025 fiscal year, you will be eligible to receive equity incentive awards under the LTIP, in amounts and subject to such terms determined by the Compensation Committee in its sole discretion.

Restrictive Covenants	You agree that you will be governed by those obligations arising from any restrictive covenants contained in all agreements between the you and the Company (e.g., LTIP, equity award agreement, etc.), which are incorporated by reference herein.

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Clawback	All incentive compensation paid to you pursuant to this Offer Letter or otherwise in connection with your employment with the Company shall be subject to any clawback policy in effect or as adopted by the Company and by applicable law, including, without limitation, the provisions of any Company clawback policy to the extent required by the Securities Exchange Act of 1934 and any applicable rules or regulations issued by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Company’s stock may be traded.
Employment Authorization	Employment with the Company is contingent upon verification of work eligibility and your review and acknowledgement of the Cboe U.S. Handbook for employees and the associate policy for privacy of information. To comply with current immigration law, we must verify your authorization to work in the United States. Please bring acceptable documentation with you on your first day of work. A social security card and a current driver's license or state I.D., or a U.S. Passport, are some of the acceptable documents to satisfy this requirement. This offer of employment is also contingent upon the Company obtaining verification, to the sole satisfaction of the Company, of information regarding your previous employment, education and references. Additionally, the Company requires that all employees are fingerprinted upon hire, and this offer is contingent upon the successful completion of fingerprint results and conducting a background check to the sole satisfaction of the Company.
No Conflicts	Unless written permission is granted, you agree that during your employment with the Company, you will not render services for any third party or for your own account that conflict with your duties to the Company. From time to time, the Company will require you to disclose any conflicts of interest.
Rules of Conduct	As a Company employee, you will be expected to abide by the Company’s rules and standards, including, but not limited to the Cboe Global Markets, Inc. and Subsidiaries Code of Business Conduct and Ethics.
Term	Your employment is at-will and not for any term. Your employment can be terminated at any time. Should you resign from your employment, you will give the Company 30 days’ prior written notice.

To accept the Company’s offer of employment, please sign and date this Offer Letter in the space provided below. If you accept our offer, your first day of employment will be deemed to be September 18, 2023. This Offer Letter sets forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This Offer Letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement by the Company and you.

If this Offer Letter accurately describes your understanding of your employment with the Company, please sign the below acknowledgement and return a copy of this Offer Letter to my attention.

[Signature page follows]

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Sincerely,

/s/ Edward J. Fitzpatrick
Edward J. Fitzpatrick
Chairman of the Compensation Committee

By signing and dating under your name below, you acknowledge and agree to the terms set out in this Offer Letter under the terms above.

FREDRIC TOMCZYK

Signature:	/s/ Fredric Tomczyk

Date:	September 18, 2023

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